Exhibit 21.1

APYX MEDICAL CORPORATION

SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Apyx Bulgaria EOOD	Bulgaria
Apyx China Holding Corp.	Delaware
Apyx SY Medical Devices (NINGBO) Co., LTD.	China